Exhibit 10.1

RAOUF S. GHALI
EMPLOYMENT AGREEMENT

Employment Agreement (this “Agreement”), dated as of August 18, 2016, among Hill International, Inc., a Delaware corporation (the “Company”), and Raouf S. Ghali (“Executive”).

WHEREAS, the Company desires to be assured of the association and services of Executive; and

WHEREAS, Executive is willing and desires to continue to be employed by the Company, and the Company is willing to continue to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.                                      Employment.  The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment, upon the mutual terms, covenants and conditions set forth herein.

2.                                      Term.

(a)                                 Initial Term of Employment.  The initial term of employment under this Agreement shall be for a period of five (5) years commencing on August 11, 2016 (the “Effective Date”), unless terminated earlier pursuant to Article 5.7 hereof; provided, however, that Executive’s obligations in Article 5 hereof shall continue in effect after such termination as set forth in Article 5.7 hereof.

(b)                                 Additional Terms.  The term of employment under this Agreement may be extended upon the mutual consent of Executive and Company.  The initial term of employment provided in Section 2(a) of this Agreement, extended to the extent provided in this Section 2(b), is referred to in this Agreement as the “Employment Term”.

3.                                      Compensation; Reimbursement.  For all services rendered by Executive under this Agreement during the Employment Term, the Company shall pay Executive the compensation set forth in Section 3.1 hereof, and shall provide the other benefits and reimbursement of expenses set forth elsewhere in this Article 3.

3.1                               Compensation.

(a)                                 Base Salary.  The Company shall pay Executive a base salary, payable in equal installments twice monthly on the Company’s regular payroll dates and adjusted annually (the “Base Salary”).  The Base Salary shall be reviewed annually by the Company’s Compensation Committee and Board of Directors (the “Board”).  With respect to compensation and benefit matters generally, to the extent consistent with the Company’s governing instruments, the Board may delegate its rights and obligations to the Compensation Committee of the Board (the “Compensation Committee”) and, to the extent of such delegation, all references in this Agreement to the Board shall be deemed to be references to the Compensation Committee.

(b)                                 Annual Bonus.

(i)                                     The Company shall pay to Executive an annual bonus (the “Bonus”).  For each year, the target amount of the Bonus and the performance criteria on which the Bonus will be based (A) shall be determined by the Board in the manner contemplated by the rules applicable to listed companies of the New York Stock Exchange (or any other exchange on which the Company’s common stock is listed) and (B) shall be communicated to the Executive no later than March 31st of each year to which the Bonus is applicable.  Any Bonus amounts payable under this Agreement shall be paid no later than March 15th of the year following the year with respect to which the Bonus was earned.

(ii)                                  For each year, Executive’s Bonus shall be based upon the attainment of the performance criteria, established by the Board.

(c)                                  Long-Term Incentive Award.  Executive shall receive an annual long-term incentive award, which may consist of stock options issued by the Company, shares of restricted stock of the Company, as well as other forms of equity-based, equity-linked or other long-term incentive compensation.  The amount and other terms of long-term incentive awards made to Executive shall be determined by the Board and communicated to Executive no later than March 1st of each year to which the award is applicable.

3.2                               Benefits.  Executive shall be entitled to all benefits of employment provided to other employees of the Company in comparable positions.  In addition, Executive shall be entitled to four (4) weeks of vacation per annum.

3.3                               Expenses.  Executive shall be reimbursed for all reasonable and approved business expenses for first-class air and rail business travel, hotels, meals and all business entertainment incurred by him in connection with the performance of his duties under this Agreement.  Subject to Company policy, the reimbursement of Executive’s business expenses shall be upon monthly presentation to and approval by the Company of valid receipts and other appropriate documentation for such expenses.

4.                                      Scope of Duties.

4.1                               Title.  During the Employment Term, Executive’s position and title with the Company shall be President and Chief Operating Officer, or such other position and title upon which the Company and Executive may mutually agree.

4.2                               Assignment of Duties.  During the Employment Term, Executive shall have such duties as may be assigned to him from time to time by the Company’s Chief Executive Officer commensurate with his experience and responsibilities in the position for which he is employed pursuant to Section 4.1 hereof.  Such duties shall be exercised subject to the control and supervision of the Company’s Chief Executive Officer.

4.3                               Location.  During the Employment Term, Executive shall perform his duties from the Company’s Athens, Greece office or at such other location as shall be determined by the Company and Executive.

4.4                               Executive’s Devotion of Time.  During the Employment Term, Executive shall devote his full time, abilities and energy to the faithful performance of the duties assigned to him consistent with Section 4.2 hereof and to the promotion and forwarding of the business affairs of the Company, and not to divert any business opportunities from the Company to himself or to any other person or business entity.  Executive shall promote and develop all business opportunities that come to his attention relating to current or anticipated future business of the Company, in a manner consistent with his reasonable belief as to the best interests of the Company and his duties under this Agreement.

5.                                      Executive Covenants.

5.1                               Confidential Company Information.  During the Employment Term, the Company has and will continue to provide Executive with access to, and may confide in him, information, business methods and systems, techniques and methods of operation developed at great expense by the Company and which are assets of the Company.  Executive recognizes and acknowledges that: (a) all Confidential Information (defined below) is the property of the Company and is unique, extremely valuable and developed and acquired by great expenditures of time, effort and cost; (b) the misuse, misappropriation or unauthorized disclosure by Executive of the Confidential Information would constitute a breach of trust and would cause serious irreparable injury to the Company; and (c) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that Executive not disclose the Confidential Information to others or use same to his own advantage or to the advantage of others.  Accordingly, Executive shall not, during the Employment Term or thereafter, directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity, or use on his own behalf, any confidential and proprietary information of the Company, including, but not limited to, information relating to strategic plans, sales, costs, client lists, client preferences, client identities, investment strategies, computer programs, profits or the business affairs and financial condition of the Company, or any of its clients, or any of the Company’s business methods, systems, marketing materials, clients or techniques (collectively “Confidential Information”), except for (i) such disclosures where required by law, but only after written notice to the Company detailing the circumstances and legal requirement for the disclosure; or (ii) as authorized during the performance of Executive’s duties for such use or purpose as are reasonably believed by Executive to be in the best interests of the Company.  At any time, upon request, Executive shall deliver to the Company all of its property including, but not limited to, its Confidential Information (whether electronically stored or otherwise) which are in his possession or under his control.  Property to be returned includes, but is not limited to, notebook pages, documents, records, prototypes, client files, drawings, electronically stored data, computer media or any other materials or property in Executive’s possession.

5.2                               Noninterference.  Executive agrees that for a period of twelve (12) months following the end of the Employment Term, for whatever reason, he will not, directly or indirectly, for himself or on behalf of any third party, at any time or in any manner:

(a)                                 request or cause any of the Company’s clients or potential clients to cancel, modify or terminate any existing or continuing or, to Executive’s knowledge, prospective business relationship with the Company;

(b)                                 engage in or participate in any effort or act to induce, or in any way cause, any client or, to Executive’s knowledge, prospective client of the Company, to deal with Executive or any other person or entity except in a capacity as representative of the Company, or otherwise take any action which might reasonably be expected to be disadvantageous to the Company;

(c)                                  persuade, induce, solicit, influence or attempt to influence any client or, to Executive’s knowledge, prospective client of the Company to cease or refrain from doing business, or to decline to do business, or to change or alter any existing or prospective business relationship, with the Company;

(d)                                 accept business from, or perform or provide any services for, any client, or to Executive’s knowledge, prospective client of the Company;

(e)                                  contract with or communicate with, in either case in connection with services, any client or, to Executive’s knowledge, prospective client of the Company; or

(f)                                   provide any third party with any information concerning any client, or to Executive’s knowledge, prospective client of the Company, including but not limited to, the disclosure of any client name or data, in whatever form, to such third party.

5.3                               Non-Compete.  For a period of twelve (12) months following the end of the Employment Term, Executive shall not, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that competes with the Company.  Executive specifically acknowledges that the nature of the Company’s activities is such that competitive activities could be conducted effectively within the territory described above, and that the geographical and temporal limitations, in view of the nature of the Company’s business, is reasonable and necessary to protect its legitimate business interests.

5.4                               Injunctive Relief.  Executive acknowledges that his compliance with the covenants in Sections 5.1, 5.2 and 5.3 hereof is necessary to protect the good will, Confidential Information and other proprietary interests of the Company, that such covenants are supported by adequate and sufficient consideration, and that, in the event of any violation or threatened violation by Executive of any such provision, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages.  Accordingly, Executive agrees that, in the event of such violation or threatened violation by him, the Company shall be entitled to an injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to the Company.  Executive further acknowledges that he has carefully considered the nature and extent of the restrictions contained herein and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees that the same are reasonable, are designed to protect the legitimate business interests of the Company, and do not confer benefits upon the Company disproportionate to the detriment upon him.  In the event that Executive violates any of the covenants in this Agreement and the Company commences legal action for injunctive or other relief, the Company shall have the benefit of the full period of the covenants, computed from the date Executive ceased violation of the covenants, either by order of the court or otherwise.  Executive acknowledges that any claim or cause of action he may have against the Company shall not constitute a defense to the enforcement by the Company of his covenants in Article 5 of this Agreement (e.g., these covenants are independent of any other provision in this Agreement and of any other promise made to Executive).  Executive also acknowledges that his experience and capabilities are such that he can obtain suitable employment otherwise than in violation of the covenants in this Agreement and that the enforcement of these covenants will not prevent the earning of a livelihood nor cause undue hardship.  Without limiting the foregoing, in the event of a breach by Executive of any provision of Section 5.1, 5.2 or 5.3 of this Agreement, the Company’s obligations under this Agreement shall immediately terminate, Executive shall not be entitled to any additional monetary payments or benefits of any kind whatsoever and Executive shall reimburse the Company for all of its reasonable attorneys’ fees and costs associated with any legal or equitable proceedings or litigation seeking to enforce the terms of this Agreement.

5.5                               Remedies Cumulative and Concurrent.  The rights and remedies of the Company as provided in this Article 5 shall be cumulative and concurrent and may be pursued separately, successively or together, at the sole discretion of the Company, and may be exercised as often as occasion therefor shall arise.  The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

5.6                               Executive’s Authorization.  Executive authorizes the Company to inform any third parties, including future employers, prospective employers and the Company’s clients or prospective clients, of the existence of this Agreement and his obligations under it.

5.7                               Change in Control.  Notwithstanding any other provision of this Agreement, in the event that there has occurred a Change in Control as defined in Section 6.1(f) hereof that was effected without being endorsed by a majority of the members of the Board prior to the date of such Change in Control, then all of the provisions of this Article 5 shall thereafter have no further force or effect as against Executive.

6.                                      Termination.

6.1                               Bases for Termination.

(a)                                 Voluntary Termination by Executive.  Executive’s employment hereunder may be terminated by Executive at any time during the Employment Term, provided that the Executive gives the Company no less than thirty (30) days prior written notice of such termination.

(b)                                 Termination due to Death or Permanent Incapacity.  This Agreement, and the Employment Term shall automatically terminate on the date on which Executive dies or becomes permanently incapacitated.  “Permanent incapacity” shall mean that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the service provider’s employer.  Executive shall be deemed to have become “permanently incapacitated” on the date that is thirty (30) days after the Company has determined that Executive is permanently incapacitated and so notifies Executive.

(c)                                  Termination by Company with Cause.  Executive’s employment may be terminated by the Company “with cause”, effective upon delivery of written notice to Executive given at any time during the Employment Term (without any necessity for prior notice) in the event of any of the following actions by Executive: (i) conviction of any felony or any other crime involving moral turpitude, (ii) fraud against the Company or any of its subsidiaries or affiliates or theft of or maliciously intentional damage to the property of the Company or any of their subsidiaries or affiliates, (iii) willful breach of Executive’s fiduciary duties to the Company, or (iv) breach by Executive of any provision of this Agreement; provided, however, that with respect to clause (iv) above, in order for Executive to be terminated “with cause”, the unacceptable conduct must continue after the Company has given Executive written notice thereof and a reasonable opportunity to correct such conduct.

(d)                                 Termination by Company without Cause.  Executive’s employment may be terminated by the Company “without cause”, effective upon delivery of written notice to Executive given at any time during the Employment Term (without any necessity for prior notice) provided that the Company complies with all provisions of this Agreement, including without limitation, obligations related to severance, vesting of options and continuation of benefits as set forth herein.

(e)                                  Termination by Executive for Good Reason.  Executive’s employment hereunder may be terminated by Executive for Good Reason (as defined below) at any time during the Employment Term, subject to Section 6.1(e)(iii) hereof.  For purposes of this Agreement, Executive’s voluntary termination of employment for Good Reason (as defined below) will be treated as a termination by the Company “without cause” if such termination of employment occurs under the following conditions:

(i)                                     The termination of employment must occur during a period of time not to exceed one (1) year following the initial existence of one or more of the conditions set forth in paragraphs (1) through (5) of this Section 6.1(e)(i) arising without the prior written consent of Executive (the existence of any of which conditions shall constitute “Good Reason”):

(1)                                 Any material diminution in Base Salary;

(2)                                 Any material diminution in Executive’s authority, duties or responsibilities;

(3)           Any material diminution in the budget over which Executive retains authority;

(4)           Any change in the geographic location at which Executive must perform the services under this Agreement without the Executive’s mutual agreement, which change is material to Executive; or

(5)           Any other action or inaction that constitutes a material breach by the Company of this Agreement.

(ii)           The amount, time, and form of any benefit paid upon the termination of employment for Good Reason pursuant to this Section 6.1(e) must be substantially identical to the amount, time and form of payment of any benefit payable due to an actual termination of employment “without cause.”

(iii)          Executive shall provide notice to the Company of the existence of the “Good Reason” condition within ninety (90) days after Executive becomes aware of the initial existence of such “Good Reason” condition, upon notice of which the Company shall have a period of sixty (60) days during which it may remedy such condition.

(f)            Termination Following any Change in Control.  Executive’s employment hereunder may be terminated by Executive within two (2) years following any Change in Control (as defined below) of the Company.  For purposes of this Agreement, a “Change in Control” of the Company will be deemed to occur on the earliest to occur of any of the following events:

(i)            Change in Ownership:  A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.

(ii)           Change in Effective Control:  A change in effective control of the Company occurs on the date that either:

(1)           Any one person, or more than one person acting as a group, acquires (or has acquired during the eighteen (18) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;

(2)           A majority of the members of the Company’s Board of Directors is replaced during any twenty-four (24) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, that this paragraph (2) will apply to the Company only if no other corporation is a majority shareholder.

(iii)          Change in Ownership of Substantial Assets:  A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)          Statement of Intended Interpretation:  It is the intent of the parties that the definition of Change in Control under this Agreement be construed consistent with the definition of “Change in Control” as defined in Internal Revenue Code Section 409A (“Code Section 409A”) and the applicable Treasury Regulations, as amended from time to time.

6.2          Payment Upon Termination.

(a)           Upon termination of Executive’s employment (i) by the Executive voluntarily pursuant to Section 6.1(a) hereof, (ii) by reason of Executive’s permanent incapacity pursuant to Section 6.1(b) hereof, or (iii) by the Company for cause pursuant to Section 6.1(c) hereof, the Company shall pay to Executive, within thirty (30) days after the effective date of such termination, an amount equal to Executive’s then Base Salary accrued as of such date plus any unreimbursed expenses then owed by the Company to Executive.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A.

(b)           Upon termination of Executive’s employment by reason of Executive’s death pursuant to Section 6.1(b) hereof, the Company shall pay to Executive, within thirty (30) days after Executive’s death, an amount equal to Executive’s then Base Salary accrued as of such date plus any unreimbursed expenses then owed by the Company to Executive.

(c)           Upon termination of Executive’s employment (i) by the Company without cause pursuant to Section 6.1(d) hereof, (ii) by Executive for Good Reason pursuant to Section 6.1(e) hereof or (iii) by Executive following a Change in Control of the Company pursuant to Section 6.1(f), the Company shall make a cash payment to Executive within thirty (30) days after the effective date of such termination in the amount of $2,270,000, plus any unreimbursed expenses then owed by the Company to Executive.  Executive’s receipt of the benefits set forth in this Section 6.2(c) shall be subject to Executive’s timely execution of a customary general release in the form and substance reasonably satisfactory to the Company.

(d)           Nothing contained in this Section 6.2 shall affect the terms of any employee stock options, stock grants, or other equity-based compensation that may have been issued by the Company to Executive, which in the event of termination of Executive’s employment with the Company shall continue to be governed by their own terms and conditions; provided, however, that if Executive’s employment is terminated (i) by the Company “without cause pursuant to Section 6.1(d) hereof, (ii) by Executive for Good Reason pursuant to Section

6.1(e) hereof or (iii) by Executive following a Change in Control of the Company pursuant to Section 6.1(f), any and all stock options, stock grants or other stock based compensation granted to Executive shall then immediately vest.

(e)           Notwithstanding anything herein to the contrary, to the extent any of the benefits that Executive is entitled to are conditioned upon the timely execution of a release constitute “deferred compensation” under Code Section 409A, such payments shall be made on the thirtieth (30th) day after the effective date of such termination (provided Executive has timely executed the release provided by the Company).

6.3          Application of Code Section 409A.

(a)           This Agreement shall be interpreted to avoid any penalty sanctions under Code Section 409A.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code Section 409A, then such benefit or payment will be provided in full (to the extent not paid in part at earlier date) at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Code Section 409A, all payments to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of such term under Code Section 409A) with the Company, each payment made under this Agreement will be treated as a separate payment, and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.  In no event will Executive, directly or indirectly, designate the calendar year of payment, except as permitted under Code Section 409A.

(b)           Notwithstanding anything herein to the contrary, if, at the time of Executive’s “separation from service” with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as such term is defined in Code Section 409A) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Code Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive), until the first payroll date that occurs after the date that is six (6) months following Executive’s “separation of service” with the Company.  If any payments are postponed due to such requirements, such postponed amounts will be paid with interest at the applicable federal rate as provided under Code Section 7872(f)(2)(A) in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s “separation of service” with the Company.  If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Code Section 409A will be paid to the personal representative of Executive’ s estate within sixty (60) days after the date of Executive’s death.  Payments pursuant to Section 6.2 of this Agreement are intended to satisfy the short-term deferral exception under Code Section 409A.

(c)           All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement will be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii)

the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(d)           To the extent applicable, all grants, awards, bonuses or other payments made to Executive or for which Executive is eligible under any Company bonus, incentive, deferred compensation plan or program or any other compensation arrangement will be structured to comply with the requirements of Code Section 409A or an exception from such requirements.

7.             Arbitration.

7.1          Subject to the limitations of this Article 7, if any dispute arises between the parties under or concerning this Agreement or the terms hereof, or regarding the manner in which Executive was treated while employed by the Company, the termination of his employment, or any alleged violation by the Company of Executive’s rights under any common law theory, or any applicable federal, state, or local law, statute, regulation, or ordinance (including without limitation 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other local, state, or federal legislation that pertains to employee rights or discrimination in employment), the parties agree to submit such issue to final and binding arbitration in accordance with the then existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Nothing in this Article 7, however, will preclude the Company from seeking the judicial relief set forth under Article 5 of this Agreement.

7.2          The parties agree that the interpretation and enforcement of the arbitration provisions in this Agreement will be governed exclusively by the Federal Arbitration Act (the “FAA”), 9 U.S.C. § 1 et seq., provided that they are enforceable under the FAA, and will otherwise be governed by the law of the Commonwealth of Pennsylvania.

7.3          The parties agree and understand that one of the objectives of this arbitration agreement is to resolve disputes expeditiously, as well as fairly, and to those ends it is the obligation of both parties to raise any disputes subject to arbitration hereunder in an expeditious manner.  Accordingly, the parties agree that, as to any dispute that can be brought hereunder, a demand for arbitration must be postmarked or delivered in person to the other party no later than six (6) months after the date the demanding party knows or should have known of the event or events giving rise to the claim.  Failure to demand arbitration on a claim within these time limits is intended to, and will to the furthest extent permitted by law, be a waiver and release with respect to such claims.  If, and only if, the waiver and release of claims referenced in the immediately preceding sentence is found by a court of competent jurisdiction to be unenforceable as against Executive or the Company under this Agreement, then the parties will nevertheless submit such claims to arbitration pursuant to this Article within the time permitted by law.

7.4          The Company will pay the arbitrator’s fees.

7.5          Unless otherwise agreed by the parties, arbitration will take place in Philadelphia, Pennsylvania.

7.6          In rendering an award, the arbitrator will determine the rights and obligations of the parties according to federal law and the substantive law of the Commonwealth of Pennsylvania without regard to any principles governing conflicts of laws and the arbitrator’s decision will be governed by state and federal substantive law, including state and federal discrimination laws referenced in Section 7.1 hereof, as though the matter were before a court of law.

7.7          Any arbitration award will be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award.  The decision of the arbitrator will be made within thirty (30) days following the close of the hearing.  The parties agree that the award will be enforceable exclusively by any state or federal court of competent jurisdiction within Philadelphia, Pennsylvania.

7.8          It is understood and agreed by the parties that their agreement herein concerning arbitration does not contain, and cannot be relied upon by Executive to contain, any promises or representations concerning the duration of the employment relationship, or the circumstances under or procedures by which the employment relationship may be modified or terminated.

7.9          If any part of this arbitration procedure is in conflict with any mandatory requirement or applicable law, the law will govern, and that part of this arbitration procedure will be reformed and construed to the maximum extent possible in conformance with the applicable law.  The arbitration procedure will remain otherwise unaffected and enforceable.

8.             Miscellaneous.

8.1          Transfer and Assignment; Successors.  This Agreement is personal as to Executive and shall not be assigned or transferred by Executive. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

8.2          Severability.  Nothing contained herein shall be construed to require the commission of any act contrary to law and, as to the Company, any rule applicable to listed companies of the New York Stock Exchange (or any other exchange on which the Company’s common stock is listed).  Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, rule (including, with respect to the Company and without limitation, any rule applicable to listed companies of the New York Stock Exchange (or any other exchange on which the Company’s common stock is listed)), regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

8.3          Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

8.4          Counterparts.  This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

8.5          Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto.  No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

8.6          Modification.  This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto.

8.7          Attorneys’ Fees and Costs.  In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys’ fees, legal expenses and court costs incurred in litigating, arbitrating or otherwise attempting to enforce this Agreement or resolve such dispute.  In construing this Agreement, no party hereto shall have any term or provision construed against such party solely by reason of such party having drafted or written such term or provision.

8.8          Waiver.  The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

8.9          Cumulative Remedies.  Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

8.10        Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

8.11        Notices.  Any notice under this Agreement must be in writing and may be: (i) telecopied, (ii) sent by overnight courier, (iii) hand-delivered, or (iv) sent by United States mail, to the party to be notified at the following address:

If to the Company, to:

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, Pennsylvania 19103

Attention:  Catherine H. Emma, Senior Vice President and Chief Administrative Officer

With a copy to:

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, Pennsylvania 19103

Attention:  William H. Dengler, Jr., Esq., Senior Vice President and General Counsel

If to Executive, to:

Raouf S. Ghali

Lord Byron 4

Pallini 15334

Athens, Greece

Each notice delivered in accordance with this Section 8.11 shall be deemed to be effective as of the date such notice was sent.  Each party may change its address for notice by giving notice thereof in the manner provided above.

8.12        Survival.  Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on Executive and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed under seal as of the date first written above.

Attested to by:	HILL INTERNATIONAL, INC

/s/ William H. Dengler, Jr.	By:	/s/ Catherine H. Emma, PHR
William H. Dengler, Jr.		Catherine H. Emma, PHR,
Secretary		Senior Vice President and Chief Administrative Officer

/s/ Raouf S. Ghali
RAOUF S. GHALI